EXHIBIT 14.6

PROMISSORY NOTE

THIS PROMISSORY NOTE is made as of the _____day of _(month)__, 2013 at _______(address)________________________.

FOR VALUE RECEIVED, the undersigned Mister Goody, Inc., a Florida corporation (“Maker”), promises to pay to the order of _____________ (“Payee”) the principal sum of ____________________ dollars ($_________) in lawful money of the United States of America. This Promissory Note has zero interest.

Repayment of the principal shall be made on _____ _____, 2013. Maker may prepay the principal hereof in whole or in part at any time and from time to time without penalty or premium.

Maker hereby irrevocably waives presentment, protest, notice of protest, and dishonor. If any principal or interest is not paid within fifteen (15) days of the date when due, the holder hereof, at his option, may declare all remaining installments of principal immediately due and payable and proceed to collect the same at once.

MAKER:

By:___________________________

      Joel Arberman, president